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 Gold Exchange                                        Filed pursuant to Rule 433
                                               Registration Statement 333-137902
 Traded Notes                                                 Dated Nov 12, 2008

Description

The PowerShares DB Gold Double Long Exchange Traded Note (Symbol: DGP),
PowerShares DB Gold Short Exchange Traded Note (Symbol: DGZ) and PowerShares DB
Gold Double Short Exchange Traded Note (Symbol: DZZ) (collectively, the
"PowerShares DB Gold ETNs") are the first exchange traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of gold.

All of the PowerShares DB Gold ETNs are based on a total return version of the
Deutsche Bank Liquid Commodity Index-Optimum Yield Gold(TM)(the "Index") which is designed to reflect the performance of certain gold futures contracts plus the returns from investing in 3 month United States Treasury Bills.

Investors can buy and sell PowerShares DB Gold ETNs at market price on the NYSE
Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB Gold ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement which include a fee of up to
$0.03 per security.

Fact Sheet
Prospectus

Index History (%)(1)

Fund Annual Rebalance

The following funds did not re-balance to their base weights on Nov 10th:
DBA,DBB,DBC,DBE,DBP. Re-balance will occur on the close on Nov 11th (DBA W Z8 will roll over next 3 days). For exact fund weights call (212) 250 5883.

DZZ Financial Details
Ticker: DZZ
Last Update             11-Nov-2008
                        09:49 AM
Price                   38.32
DZZ Index Level*        74.68
Indicative Intra-day    37.84
Value**
Last end of day         36.94196
Value***
Last date for end       10-Nov-2008
of day Value

Data Source:   www.nyse.com
(Data delayed 20 minutes)

*    Indicative intra-day and Index closing
**   Indicative intra-day value of the DZZ
***  Last end of day DZZ RP

DGP Financial Details

Ticker: DGP
Last Update             11-Nov-2008
                        09:49 AM
Price                   13.03
DGP Index Level*        74.68
Indicative Intra-day    13.22
Value**
Last end of day         13.50116
Value***
Last date for end       10-Nov-2008
of day Value

Index Weights

As Of:  10-Nov-2008

Commodity       Contract Expiry Date       Weight %
Gold                28-Jan-2009             100

DB Gold ETN & Index Data                     (1)Index history is for illustrative purposes only and does not represent actual PowerShares DB Gold ETN performance.
DB Gold ETN Symbols                          PowerShares DB Gold ETN hypothetical historical performance is based on a combination of the monthly returns from the Deutsche
Gold Double Short             DZZ            Bank Liquid Commodity Index - Optimum Yield Gold Excess Return(TM)
                                             (the "Gold Index") plus the monthly returns from the DB 3-Month
Gold Double Long              DGP            T-Bill Index (the "T-Bill Index"), resetting monthly as per the repurchase value formula applied to the PowerShares DB Gold ETNs
Gold Short                    DGZ            less the investor fee. The Gold Index is intended to reflect changes in the market value of certain gold futures contracts
ETN Price at Listing                         and is comprised of a single unfunded gold futures contract. The
                                             T-Bill Index is intended to approximate the returns from
Gold Double Short             $25.00         investing in 3- month United States Treasury Bills on a rolling basis.
Gold Double Long              $25.00
                                             Index history does not reflect any transaction costs or
Gold Short                    $25.00         expenses. Indexes are unmanaged and you cannot invest directly in an index.
Intraday Intrinsic Value Symbols
                                             PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.
Gold Double Short             DZZIV
                                             (2)The PowerShares DB Gold ETNs are not rated but rely on the
Gold Double Long              DGPIV          ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the
Gold Short                    DGZIV          assigning rating organization, which may have an adverse effect on the marketability or market price of the PowerShares DB Gold
Inception Date                2/27/08        ETNs.

Maturity Date                 2/15/38        An investment in the PowerShares DB Gold ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk Factors" in the applicable pricing
                                             supplement. Not FDIC Insured - No Bank Guarantee - May Lose
                                             Value.

                                             The PowerShares DB Gold ETNs are senior unsecured obligations of
                                             Deutsche Bank AG, London Branch that are linked to the Index.
                                             The rating of Deutsche Bank AG, London

Data Source:   www.nyse.com

(Data delayed 20 minutes)

*   Indicative intra-day and Index closing

**  Indicative intra-day value of the DGP

*** Last end of day DGP RP

DGZ Financial Details
Ticker: DGZ
Last Update             11-Nov-2008
                        09:49 AM
Price                   31.79
DGZ Index Level*        74.68
Indicative Intra-day    31.51
Value**
Last end of day         31.15054
Value***
Last date for end       10-Nov-2008
of day Value
Data Source:   www.nyse.com
(Data delayed 20 minutes)

*    Indicative intra-day and Index closing
**   Indicative intra-day value of the DGZ
***  Last end of day DGZ RP
Contact Information
Any questions please call
1-877-369-4617

DB Gold Index Symbol          DGLDIX       Branch does not address, enhance or affect the performance of the PowerShares DB Gold ETNs other than Deutsche Bank AG, London
Risks(2)                                   Branch's ability to meet its obligations. The PowerShares DB
                                           Gold ETNs are riskier than ordinary unsecured debt securities
Non-principal protected                    and have no principal protection.
Leveraged losses
Subject to an investor fee                 Risks of investing in the PowerShares DB Gold ETNs include
Limitations on repurchase                  limited portfolio diversification, uncertain principal
Concentrated exposure to gold              repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Gold ETNs is not
Benefits                                   equivalent to a direct investment in the Index or index
                                           components. The investor fee will reduce the amount of your
Leveraged and short notes                  return at maturity or upon redemption of your PowerShares DB
Low Cost                                   Gold ETNs even if the value of the relevant index has increased.
Intraday access                            If at any time the redemption value of the PowerShares DB Gold
Listed                                     ETNs is zero, your investment will expire worthless. Ordinary
Transparent                                brokerage commissions apply, and there are tax consequences in
Tax treatment(3)[                          the event of sale, redemption or maturity of the PowerShares DB
                                           Gold ETNs. Sales in the secondary market may result in losses.
Issuer Details                             An investment in the PowerShares DB Gold ETNs may not be
                                           suitable for all investors.
Deutsche Bank AG, London Branch
Long-term Unsecured Obligations**          The PowerShares DB Gold ETNs are concentrated in gold. The market value of the PowerShares DB Gold ETNs may be influenced
S & P Rating                    AA-        by many unpredictable factors, including, among other things, volatile gold prices, changes in supply and demand
Moody's Rating                  Aal        relationships, changes in interest rates and monetary and other governmental actions. The PowerShares DB Gold ETNs are
                                           concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

                                           The PowerShares DB Gold Double Long ETN and PowerShares DB Gold
                                           Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment.
                                           There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

                                           (3)Deutsche Bank AG, London Branch, Invesco PowerShares and
                                           their affiliates do not provide tax advice and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein
                                           (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding
                                           U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your
                                           particular circumstances from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsi diaries of Invesco Ltd.

An investor should consider the PowerShares DB Gold ETNs' investment objective, risks, charges and expenses carefully before investing.

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